                                       UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C. 20549

                                          FORM 15      OMB APPROVAL
                                                       OMB Number: 3235-0167
                                                       Expires: October 31, 2004
                                                       Estimated average
                                                       burden hours per
                                                       response.....1.50

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number  000-02788
                                                                         -------

                         The Elder-Beerman Stores Corp.
             (Exact name of registrant as specified in its charter)

               3155 El-Bee Road, Dayton, Ohio 45439 (937) 296-2700
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, without par value
            (Title of each class of securities covered by this Form)

                                       N/A

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [X]             Rule 12h-3(b)(1)(i)  [X]
        Rule 12g-4(a)(1)(ii) [ ]             Rule 12h-3(b)(1)(ii) [ ]
        Rule 12g-4(a)(2)(i)  [ ]             Rule 12h-3(b)(2)(i)  [ ]
        Rule 12g-4(a)(2)(ii) [ ]             Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date:
1
--

Pursuant to the requirements of the Securities Exchange Act of 1934 The Elder-Beerman Stores Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 27, 2003                     BY: /s/ Tim Grumbacher
      ----------------                         ------------------
                                               Tim Grumbacher
                                               Chairman

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.